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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 2)

                                   Focal Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    343909107
                            ------------------------
                                 (CUSIP Number)

                                December 31, 2000
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /      Rule 13d-1(b)

/ /      Rule 13d-1(c)

/X/      Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 343909107

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Trustees of General Electric Pension Trust
     I.R.S. # 14-6015763
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     State of New York
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       None
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       543,988
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    None
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    543,988
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     543,988
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.65%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     EP
-------------------------------------------------------------------------------

CUSIP No. 343909107

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     GE Asset Management Incorporated (see Introductory Note) as Investment Manager of GEPT (as defined below)
     I.R.S. #06-1238874
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       None
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       543,988
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    None
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    543,988
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     543,988
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
     INSTRUCTIONS)        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.65%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA, CO
-------------------------------------------------------------------------------

CUSIP No. 343909107

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     General Electric Company
     I.R.S. #14-0689340
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP (SEE INSTRUCTIONS)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     State of New York
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       None
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       Disclaimed (see 9 below)
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    None
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    Disclaimed (see 9 below)
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Beneficial ownership of all shares disclaimed by General Electric Company
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

     /X/ Disclaimed (see 9 above)
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Not applicable (see 9 above)
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
-------------------------------------------------------------------------------

INTRODUCTORY NOTE: This Amendment No. 2 amends the Statement on Schedule 13G, filed on behalf of the General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC"), a Delaware corporation, and the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT") on February 13, 1998, and as amended on February 16, 1999 (as amended, the "Schedule 13G"). GEIC was merged with and into GE Asset Management Incorporated (formerly, GE Investment Management Incorporated), a Delaware corporation and a wholly owned subsidiary of GE ("GEAM") on March 31, 2000 with GEAM as the surviving entity. GEAM is a registered investment adviser and acts as the Investment Manager to GEPT. GEAM may be deemed to be the beneficial owner of 543,988 shares of Common Stock of Focal Inc. (the "Issuer") owned by GEPT. GEPT and GEAM each expressly disclaim that they are members of a "group." GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group."

The Items from Schedule 13G are hereby amended to read as follows:

ITEM 4      OWNERSHIP


                                               GEPT       GEAM        GE
(a)  Amount beneficially owned               543,988    543,988        0

(b)  Percent of class                          3.65%       3.65%   disclaimed

(c)  No. of shares to which person has

     (i)   sole power to vote or
           direct the vote                      None       None       None

     (ii)  shared power to vote or
           direct                            543,988    543,988    disclaimed

     (iii) sole power to dispose
           or to direct disposition             None       None       None

     (iv)  share power to dispose or
           to direct disposition             543,988    543,988    disclaimed

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

            [ X ]

ITEM 10     CERTIFICATION

            Not applicable

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 7, 2001

                                    GENERAL ELECTRIC PENSION TRUST
                                    By:  GE Asset Management Incorporated,
                                    its Investment Manager

                                    By: /s/ Michael M. Pastore
                                       ---------------------------------------
                                         Name:  Michael M. Pastore
                                         Title:  Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 7, 2001

                                    GE ASSET MANAGEMENT INCORPORATED


                                    By: /s/ Michael M. Pastore
                                       ---------------------------------------
                                         Name:  Michael M. Pastore
                                         Title:  Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 7, 2001

                                    GENERAL ELECTRIC COMPANY


                                    By: /s/ John H. Myers
                                       ---------------------------------
                                         Name:  John H. Myers
                                         Title:  Vice President

                                                                      SCHEDULE I


                             JOINT FILING AGREEMENT



            This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of Focal Inc. is being filed on behalf of each of the undersigned.

Dated: March 7, 2001                GENERAL ELECTRIC PENSION TRUST
                                    By: GE Asset Management Incorporated, its
                                    Investment Manager

                                    By: /s/ Michael M. Pastore
                                       ---------------------------------------
                                         Name: Michael M. Pastore
                                         Title:  Vice President


                                    GE ASSET MANAGEMENT INCORPORATED

                                    By: /s/ Michael M. Pastore
                                       ---------------------------------------
                                       Name: Michael M. Pastore
                                       Title:  Vice President


                                    GENERAL ELECTRIC COMPANY

                                    By: /s/ John H. Myers
                                       ---------------------------------
                                         Name:  John H. Myers
                                         Title:  Vice President

                                                                     SCHEDULE II




                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06904

   The names of the Trustees of General Electric Pension Trust are as follows:



                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                 Donald W. Torey

                                 John J. Walker